Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference on Form S-8 (File No. 333-150066) of our reports dated March 3, 2010 relating to the consolidated financial statements of InfuSystem Holdings, Inc. and Subsidiary (formerly HAPC, Inc.) (which report expressed an unqualified opinion and includes an explanatory paragraph regarding the Company being in the development stage prior to October 25, 2007) and the effectiveness of InfuSystem Holdings, Inc. and Subsidiary’s (formerly HAPC, Inc.) internal control over financial reporting dated March 3, 2010, such appearing in the Annual Report on Form 10-K of InfuSystem Holdings, Inc. for the year ended December 31, 2009.

/S/ DELOITTE & TOUCHE LLP

Detroit, Michigan

March 3, 2010